================================================================================
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement            [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material under Rule 14a-12

                           priceline.com Incorporated
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies: ___________

(2)  Aggregate number of securities to which transaction applies: ______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     _________________________________

(4)  Proposed maximum aggregate value of transaction: __________________________

(5)  Total fee paid: _______________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: _________________________________

(2)  Form, Schedule or Registration Statement No. ______________________________

(3)  Filing Party: _________________________________

(4)  Date Filed: ___________________________________

================================================================================
priceline.com(sm)

                                                                  April 23, 2001

Dear Stockholder:

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of priceline.com Incorporated (the "Company") to be held at 2:00 p.m. on Monday, May 21, 2001 at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

         At the Annual Meeting, stockholders will be asked to (i) elect ten Directors; (ii) approve amendments to the Company's 1999 Omnibus Plan (the "1999 Omnibus Plan") increasing the number of shares available under the plan and increasing the number of options granted annually to non-employee directors under the plan; and (iii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors. The accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

         The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors, in favor of the amendments to the Company's 1999 Omnibus Plan and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

         Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.


                                               Sincerely,

                                               /s/ Richard S. Braddock

                                               Richard S. Braddock
                                               Chairman of the Board


                                    IMPORTANT

         A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

                    IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

                           PRICELINE.COM INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, MAY 21, 2001

To the Stockholders of priceline.com Incorporated:

         We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the "Company") will be held on Monday, May 21, 2001 at 2:00 p.m. local time at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

         1. To elect ten Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

         2. To approve amendments to the priceline.com Incorporated 1999 Omnibus Plan increasing the number of shares of the Company's common stock, par value $0.008 per share, with respect to which awards may be granted to 35,375,000 shares from 25,375,000 shares and increasing the number of options granted to non-employee directors each year to 20,000 options from 10,000 options.

         3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2001.

         4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

         These business items are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 10, 2001, as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.


                                             By Order of the Board of Directors

                                             /s/ Jeffery H. Boyd

                                             Jeffery H. Boyd
                                             Secretary

Norwalk, Connecticut

April 23, 2001

         All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           PRICELINE.COM INCORPORATED

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

PROXY STATEMENT...............................................................1

         General..............................................................2

         Solicitation.........................................................2

         Voting Rights and Outstanding Shares; Approval.......................2

         Revocability of Proxies..............................................3

         Stockholder Proposals................................................3

PROPOSAL 1:  ELECTION OF DIRECTORS............................................3

         Board Committees and Meetings........................................6

PROPOSAL 2:  AMENDMENTS TO THE PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN...6

         Summary of priceline.com Incorporated 1999 Omnibus Plan..............7

PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS................11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................12

         Section 16(a) Beneficial Ownership Reporting Compliance..............14

DIRECTOR AND EXECUTIVE COMPENSATION...........................................15

         Compensation of Directors............................................15

         Compensation of Executive Officers...................................15

         Summary Compensation Table...........................................15

         Option Grants in Last Fiscal Year....................................17

         Aggregated Option Exercise in 2000 and Year-End Option Values........18

         Other................................................................18

COMPENSATION ARRANGEMENTS.....................................................18

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...................20

REPORT OF THE COMPENSATION COMMITTE OF THE BOARD OF DIRECTORS
         ON EXECUTIVE COMPENSATION............................................21

PERFORMANCE MEASUREMENT COMPARISON............................................24

CERTAIN TRANSACTIONS..........................................................24

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.......................29

AUDITOR INDEPENDENCE..........................................................30

OTHER MATTERS.................................................................31

APPENDIX A....................................................................32

APPENDIX B....................................................................34

APPENDIX C....................................................................46

                           PRICELINE.COM INCORPORATED
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON MONDAY, MAY 21, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated ("we" or "priceline.com" or the "Company") for use at the Annual Meeting of Stockholders to be held on Monday, May 21, 2001, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854. We intend to mail this proxy statement and accompanying proxy card on or about April 23, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock (the "Common Stock") beneficially owned by others to forward these materials to the beneficial owners of Common Stock. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person. We will not additionally compensate directors, officers or other regular employees for these services.

VOTING RIGHTS AND OUTSTANDING SHARES; APPROVAL

         Only stockholders of record at the close of business on April 10, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 10, 2001, 200,843,204 shares of Common Stock were outstanding and entitled to vote. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

         The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors. Holders of Common Stock are not allowed to cumulate their votes in the election of Directors. To approve the proposed amendments to the priceline.com Incorporated 1999 Omnibus Plan, a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to vote in favor of the proposed amendment. The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD'S NOMINEES, FOR THE PROPOSED AMENDMENTS TO THE 1999 OMNIBUS PLAN AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

REVOCABILITY OF PROXIES

         Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

         o filing a written notice of revocation with our Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

         o filing with our Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

         o attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal to be included in our proxy statement for our 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 21, 2001. However, we advise you to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         In accordance with the Company's Bylaws, the Board has fixed the number of Directors constituting the entire Board at ten. The Board of Directors has proposed that the following ten nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: RICHARD S. BRADDOCK, DANIEL H. SCHULMAN, PAUL A. ALLAIRE, RALPH M. BAHNA, PAUL J. BLACKNEY, WILLIAM E. FORD, MARSHALL LOEB, N.J. NICHOLAS, JR., NANCY B. PERETSMAN AND IAN F. WADE. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the ten nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

         The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of Common Stock present, in person or by proxy, shall be elected Directors. Holders of Common Stock are not allowed to cumulate their votes in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BELOW-NAMED NOMINEES.

         Set forth below is biographical information for each person nominated to serve as a Director of the Company.

         RICHARD S. BRADDOCK, age 59, has served as Chairman of the Board of Directors of priceline.com since August 1998 and was Chief Executive Officer of priceline.com from August 1998 to May 2000. From December 1997 to January 1999, he served as the non-executive Chairman of True North Communications, Inc., an advertising company. From September 1996 to August 1997, he served as a special advisor to General Atlantic Partners, LLC, a private equity fund. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He also served as Chief Executive Officer of Medco Containment Services during 1993. From 1973 to 1992, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of Synapse Group, Inc., a direct marketing firm; Eastman Kodak Company, an imaging products company; and Cadbury Schweppes plc, a global beverage and confectionery manufacturer.

         DANIEL H. SCHULMAN, age 43, has been the President and Chief Executive Officer of priceline.com since May 2000. Mr. Schulman was President and Chief Operating Officer of priceline.com from July 1999 to May 2000. He has served as a Director of priceline.com since July 1999. From December 1998 to July 1999, Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp., a telecommunications services company, and was appointed to the AT&T Operations Group, the company's most senior executive body. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNetsm Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division. Mr. Schulman also serves as director of iVillage, an Internet company focused on building an online community of women; Net2Phone, Inc., a provider of Internet protocol telecommunications services; and Symantec, an Internet security software company.

         PAUL A. ALLAIRE, age 62, has served as a Director of priceline.com since February 1999. Mr. Allaire has been Chief Executive Officer of Xerox Corporation, a company offering document processing services and products, since May 2000, a job he previously held from 1990 to May 1999. Since 1991, he has been the Chairman of the Board of Directors and the Chairman of the Executive Committee of Xerox Corporation. Mr. Allaire serves as a director of various affiliates of Xerox. Mr. Allaire also serves as a director of Lucent Technologies Inc., a global communications systems and software company; Sara Lee Corporation, a global consumer packaged goods company; and Glaxo SmithKline, a healthcare company. Mr. Allaire is a member of the Business Council and is a member of the board of directors of the Council on Foreign Relations, and the Council on Competitiveness and is Chairman of the Board of the Ford Foundation.

         RALPH M. BAHNA, age 58, has served as a Director of priceline.com since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM . Club Quarters are private, city-center facilities designed for the business travelers of member organizations. Since 1993, Mr. Bahna has served as the Chairman of Club QuartersTM. From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies. Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

         PAUL J. BLACKNEY, age 54, has served as a Director of priceline.com since July 1998. Since October 1999, Mr. Blackney has served as the President and Chief Executive Officer of Worldspan LP, a global travel distribution system. Mr. Blackney also served as Senior Vice President of Publishing and Business Services for The American Medical Association. From January 1998 to January 2000, he served as the Chairman of XTRA On-Line Corporation, a business to business desktop booking system. From September 1993 to September 1998, Mr. Blackney was the Chairman and President of Galileo Japan. From September 1993 to September 1997, Mr. Blackney served as President and Chief Executive Officer of Apollo Travel Services Partnership, an airline central reservation system, and from March 1990 to September 1993, he served as Senior Vice President of Operations at Covia, an airline central reservation system.

         WILLIAM E. FORD, age 39, has served as a Director of priceline.com since July 1998. He is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused on Internet and information technology investments on a global basis, and has been with General Atlantic since 1991. Mr. Ford also serves as a director of E*TRADE Group, Inc., an online investing services company; Chordiant Software, Inc., a customer relationship management software company; Wit Sound View Group, Inc., a technology focused investment bank; and several private information technology companies, including Synapse Group, Inc. and Walker Digital, LLC.

         MARSHALL LOEB, age 71, has served as a Director of priceline.com since July 1998. He is a columnist for, and member of the Advisory Board of, CBS MarketWatch.com, an on-line financial news and analysis service. From 1996 to 1999, Mr. Loeb was the Editor of the COLUMBIA JOURNALISM REVIEW. He served as the Managing Editor of Fortune magazine from 1986 to 1994 and as the Managing Editor of Money magazine from 1980 to 1984. Mr. Loeb also is a broadcast commentator for the CBS Radio Network and he appears as a commentator on the MarketWatch weekly television program. He also has served as the Business Editor, Nation Editor and Economics Editor of TIME magazine. Mr. Loeb is a member of the Board of Overseers of the Stern School of Business at New York University and a member of the Advisory Board of Bagehot Fellows Program at Columbia University. He is also the author of 14 books, most recently 52 WEEKS TO FINANCIAL FITNESS.

         N. J. NICHOLAS, JR., age 61, has served as a Director of priceline.com since July 1998. Mr. Nicholas is a private investor and from 1990 to 1992 was the co-Chief Executive Officer of Time Warner Inc. From 1986 to 1990, he was President of Time Inc. Mr. Nicholas also is a director of DB Capital Partners, an affiliate of Deutsche Bank; Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices; and Xerox Corporation, a document processing company. He also serves on the boards of several privately owned companies, including Synapse Group, Inc., and is Chairman of the Advisory Board of the Columbia University Graduate School of Journalism.

         NANCY B. PERETSMAN, age 47, has served as a Director of priceline.com since February 1999. Since June 1995, she has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank. Prior to joining Allen & Company Incorporated, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director since 1990. Ms. Peretsman serves on the Board of Directors for Charter Communications and for several private companies in which Allen & Company has an investment. She is Vice Chairman of the Board of The New School. Ms. Peretsman served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee.

         IAN F. WADE, age 61, has served as a Director of priceline.com since February 2001. Since March 1982, Mr. Wade has been Group Managing Director of Hutchison Whampoa Limited's A.S. Watson & Co., Limited. Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee. Mr. Wade joined the priceline.com Board of Directors in connection with the sale of shares of priceline.com Common Stock to Hutchison Whampoa Limited.

         Set forth below is biographical information for each executive officer of the Company (each an "executive officer"), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

         JEFFERY H. BOYD, age 44, has been Chief Operating Officer and Secretary of priceline.com since November 2000. He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to November 2000. From 1994 to 1995, Mr. Boyd served as the Assistant General Counsel of Lord Abbett & Co., an investment advisory firm. In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

         THOMAS P. D'ANGELO, age 41, has been Senior Vice President, Finance and Controller of priceline.com since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency. Mr. D'Angelo has spent the last 20 years in the travel industry holding various financial management positions with travel management companies.

         W. MICHAEL MCCADDEN, age 42, has been Executive Vice President and Chief Marketing Officer of priceline.com since January 2000. From November 1998 to October 1999, Mr. McCadden served as the Executive Vice President of Gap, Inc. Direct, where he managed all Gap, Inc. non-store businesses, including the online stores of Gap, Old Navy and Banana Republic, and the Banana Republic Catalog. From August 1996 to November 1998, he was the Executive Vice President of Gap Global Marketing with responsibility for domestic and international marketing, advertising, public relations, packaging and strategy development. From 1994 to 1996, Mr. McCadden was Director of Global Advertising and Public Relations for Calvin Klein Cosmetics Company. Mr. McCadden also worked for Coach Leatherwear, Lever Brothers/Chesebrough-Pond's and The Gillette Company.

         ROBERT MYLOD, age 34, has been the Chief Financial Officer of priceline.com since November 2000. From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc. From January 1999 to October 2000, Mr. Mylod held several different positions within priceline.com's finance department. Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts.

         TREY O. URBAHN, age 43, has been President of Airlines of priceline.com since May 2000. Mr. Urbahn was Senior Vice President of Revenue Management of priceline.com from September 1998 to May 2000. From

1997 to 1998, Mr. Urbahn was a Senior Partner at the Airline Planning Group in Arlington, Virginia and Ft. Lauderdale, Florida. From 1994 to 1996, Mr. Urbahn was Executive Director of Marketing Planning at Alamo Rent A Car, a national rental car company, and also Director of Revenue Development at US Airways Group, Inc., a holding company whose primary operating subsidiary is US Airways, Inc.

         RONALD V. ROSE, age 49, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

BOARD COMMITTEES AND MEETINGS

         During 2000, the Board of Directors held nine meetings. The Board has an Audit Committee, a Compensation Committee and an Independent Committee.

         The Audit Committee of the Board consists of Messrs. William E. Ford, Paul J. Blackney, Paul A. Allaire and Ms. Nancy B. Peretsman, none of whom are employees of priceline.com or its affiliates and related companies. The Audit Committee reviews priceline.com's financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by priceline.com's independent auditors. Mr. Ford is Chairman of the Audit Committee. The Audit Committee met four times in 2000.

         The Compensation Committee of the Board consists of Messrs. N.J. Nicholas, Jr., Marshall Loeb, Ralph M. Bahna and Paul A. Allaire, none of whom are employees of priceline.com or its affiliates and related companies. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for priceline.com's officers and employees and administers priceline.com's employee benefit plans. Mr. Nicholas is Chairman of the Compensation Committee. The Compensation Committee met six times in 2000.

         The Independent Committee of the Board consists of Messrs. Paul J. Blackney, Paul A. Allaire and Ralph M. Bahna, none of whom are employees of priceline.com or its affiliates and related companies. The Independent Committee reviews and approves or ratifies material transactions between priceline.com and any companies or entities in which a director or officer of priceline.com has a material interest. Mr. Blackney is Chairman of the Independent Committee. The Independent Committee was established in February 2000. The Independent Committee met three times in 2000.

         During 2000, each Board member attended 75% or more of the meetings held by the Board and each committee member attended 75% or more of the meetings held by the committees on which he or she served.

                                   PROPOSAL 2

         AMENDMENTS TO THE PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

         In February 1999, the Company established the priceline.com Incorporated 1999 Omnibus Plan (the "1999 Omnibus Plan" or the "Plan"), pursuant to which awards are made to certain officers, other employees, consultants and directors of the Company from time to time. The maximum number of shares of Common Stock originally reserved for the grant or settlement of awards under the 1999 Omnibus Plan was 9,375,000, subject to adjustment pursuant to the terms of the Plan. On April 24, 2000, at the Company's 2000 Annual Meeting, the Plan was amended to, among other things, increase the maximum number of shares of Common Stock reserved for the grant or settlement of awards under the Plan from 9,375,000 to 25,375,000. Of such number, as of March 31, 2001, options covering 16,170,829 shares of Common Stock were outstanding under the Plan and 7,570,000 shares of restricted Common Stock were issued and outstanding under the Plan.

         The Board of Directors proposes that the 1999 Omnibus Plan be amended as follows: to (1) increase the maximum number of shares of Common Stock reserved for the grant or settlement of awards under the Plan from 25,375,000 to 35,375,000, subject to adjustment pursuant to the terms of the Plan, and (2) increase the number of shares of Common Stock subject to the annual stock options granted to non-employee directors from 10,000 each to 20,000 each, subject to adjustment pursuant to the terms of the Plan.

         To approve the proposed amendments to the 1999 Omnibus Plan, a majority of the outstanding shares of Common Stock present, in person or by proxy, must vote in favor of the proposed amendments. The Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to the Company's future success by further aligning the interests of management with those of the Company's stockholders. Further, the Company's overall compensation philosophy places significant emphasis on equity incentives and, in the case of non-employee directors, compensation is entirely in the form of equity incentives. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

         The proposed Amendment Number Two to the 1999 Omnibus Plan, is attached hereto as Appendix A and reference is made to the Appendix for a complete statement of the amendment. A description of the 1999 Omnibus Plan, as it is proposed to be amended, follows. This description is only a summary and is qualified in its entirety by the provisions of the 1999 Omnibus Plan, which is attached hereto as Appendix B, and Amendment Number Two thereto. Terms not defined herein have the meanings given to such terms in the 1999 Omnibus Plan.

SUMMARY OF PRICELINE.COM INCORPORATED 1999 OMNIBUS PLAN

         The 1999 Omnibus Plan is intended to promote the interests of priceline.com by providing employees of priceline.com with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

         GENERAL

         The 1999 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of priceline.com and its affiliates as the Compensation Committee, which is the committee of the Board of Directors appointed to administer the Plan, may approve from time to time. Awards under the 1999 Omnibus Plan may be made in the form of incentive stock options, non-qualified stock options, restricted stock or other awards.

         The maximum number of shares of Common Stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan is currently 25,375,000 subject to adjustment as provided in the Plan. As described above, it is proposed that the maximum number of shares of Common Stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan be increased to 35,375,000. The maximum number of shares of Common Stock that may be awarded in respect of options, restricted stock and other awards to a single individual in any given year may not exceed 9,375,000, 3,125,000 and 6,250,000, respectively, which amounts are subject to adjustment as described below. Awards (either as options, restricted stock or other awards) will be made in a manner consistent with
Section 162(m) of the Internal Revenue Code of 1986, generally referred to as the "Code." Shares of Common Stock acquired upon the exercise or settlement of awards may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by priceline.com in the open market, in private transactions or otherwise. If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1999 Omnibus Plan.

         Except as provided in an agreement evidencing the grant of an award, in the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1999 Omnibus Plan, then the Compensation Committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of the:

         o number and kind of shares of Common Stock or other property (including cash) that may thereafter be issued in connection with awards,

         o number and kind of shares of Common Stock or other property, including cash, issued or issuable in respect of outstanding awards,

         o exercise price, grant price, or purchase price relating to any awards, provided that, with respect to incentive stock options, such adjustment shall be made in accordance with
                  Section 424(h) of the Code,

         o        performance criteria with respect to an award, and

         o        individual limitations applicable to awards.

         ADMINISTRATION

         The 1999 Omnibus Plan is administered by the Compensation Committee, the composition of which is intended to satisfy the provisions of Section 162(m) of the Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which is generally referred to as the "Exchange Act". The Compensation Committee has the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Omnibus Plan, to administer, and to exercise all the powers and authorities either specifically granted to it under the 1999 Omnibus Plan or necessary or advisable in the administration of the 1999 Omnibus Plan, including, without limitation, the authority to grant awards; determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of Common Stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; make adjustments in the performance goals in recognition of unusual or non-recurring events affecting priceline.com or the financial statements of priceline.com, to the extent not inconsistent with Section 162(m) of the Code, if applicable, or in response to changes in applicable laws, regulations, or accounting principles; construe and interpret the 1999 Omnibus Plan and any award; prescribe, amend and rescind rules and regulations relating to the 1999 Omnibus Plan; determine the terms and provisions of agreements evidencing awards; and make all other determinations deemed necessary or advisable for the administration of the 1999 Omnibus Plan.

         The Compensation Committee may, in its absolute discretion, without amendment to the 1999 Omnibus Plan:

         (1) accelerate the date on which any option granted under the Plan becomes exercisable, waive or amend the operation of the Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option,

         (2) accelerate the vesting or waive any condition imposed with respect to any restricted stock, and

         (3)      otherwise adjust any of the terms applicable to any award.

         AWARDS UNDER THE 1999 OMNIBUS PLAN

         STOCK OPTIONS. Unless otherwise determined by the Compensation Committee, options granted to employees and consultants pursuant to the 1999 Omnibus Plan become exercisable ratably over three years commencing on the first anniversary of the date of grant. The "option exercise price," which is the purchase price per share payable upon the exercise of an option, will be established by the Compensation Committee; provided, however, that the option exercise price may be no less than the "fair market value" of a share of Common Stock on the date of grant, which is determined as the closing sales price of a share of Common Stock on the NASDAQ Stock Market for the date immediately preceding the date of grant on which there was a sale of Common Stock. The option exercise price is payable by any one of the following methods or a combination thereof:

         (1) in cash or by personal check, certified check, bank cashier's check or wire transfer;

         (2) subject to the approval of the Compensation Committee, in shares of Common Stock owned by the optionee for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

         (3) in such other manner as the Compensation Committee may from time to time authorize.

         RESTRICTED STOCK. The Compensation Committee may authorize the Company to issue restricted shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions, including the attainment of performance goals, which performance goals may be based upon one or more of the following criteria: pre-tax or after-tax income; operating profit; return on equity, assets, capital or investment; earnings or book value per share; sales or revenues; operating expenses; stock price appreciation; and the implementation or completion of critical projects or processes, as the Compensation Committee may determine in its discretion. Unless the Compensation Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

         OTHER AWARDS. Other awards valued in whole or in part by reference to, or otherwise based on, shares of Common Stock may be granted either alone or in addition to other awards under the 1999 Omnibus Plan. Subject to the provisions of the 1999 Omnibus Plan, the Compensation Committee has the sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of Common Stock to be granted pursuant to such other awards and all other conditions of such other awards, including the attainment of performance goals.

         NON-EMPLOYEE DIRECTOR OPTIONS. The 1999 Omnibus Plan currently provides that, unless otherwise determined by the Compensation Committee in its sole and absolute discretion, and without further action by the Board of Directors of priceline.com or its stockholders, each non-employee director will be granted a non-qualified stock option to purchase 20,000 shares of Common Stock on the date such non-employee director joins the Board and will be granted a non-qualified stock option to purchase 10,000 shares of Common Stock as of the first business day following each annual meeting of stockholders of the Company. As described above, it is proposed that each non-employee director be granted a non-qualified stock option to purchase 20,000 shares of Common Stock as of the first business day following each annual meeting of stockholders of the Company. Unless otherwise determined by the Compensation Committee at the time of grant, each option will have a ten-year term, will become exercisable as to one-third of the shares subject to options on the first anniversary of the date of grant and, as to the balance, monthly in equal installments over the next twenty-four months following the first anniversary of the date of grant, and will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant and otherwise be in accordance with the terms specified above for options granted to employees and consultants.

         NEW PLAN BENEFITS

         Except as set forth below, inasmuch as awards under the 1999 Omnibus Plan will be granted at the sole discretion of the Compensation Committee, it is not possible to determine the awards that will be granted during 2001. As of March 31, 2001, options covering 16,170,829 shares of Common Stock were outstanding under the 1999 Omnibus Plan.

         The following table sets forth the non-qualified option grants that will be made to (a) non-employee directors as a group as of the first business day following the Stockholders' approval at the Annual Meeting of the proposed amendments to the 1999 Omnibus Plan, and (b) certain named executive officers in May and June 2001. The non-qualified option grants to the named executive officers set forth below were authorized in connection with a turnaround plan put in place by the Company in the fourth quarter 2000 (the "Turnaround Plan"). In connection with the Turnaround Plan, the named executive officers set forth below returned an aggregate of 8.45 million non-qualified options to the Company to ensure that a sufficient number of shares of Common Stock were available under the 1999 Omnibus Plan for option grants to employees in connection with the Turnaround Plan. In turn, the Company committed to issue the named executive officers set forth below non-qualified options, in the amounts set forth below, six months and one day after the return of the options.

                                1999 Omnibus Plan

                                   NAME AND POSITION           NUMBER OF OPTIONS
                                   -----------------           -----------------
                 Daniel H. Schulman
                 President and Chief Executive Officer.........     2,000,000

                 Jeffery H. Boyd
                 Chief Operating Officer.......................     1,600,000

                 W. Michael McCadden
                 Chief Marketing Officer.......................     1,000,000
                 Non-employee Directors, as a group (8 total)..       160,000

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 1999 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

         NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Priceline.com will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Priceline.com will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price.

         In the event of a sale of Common Stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be treated as capital gain or loss.

         INCENTIVE STOCK OPTIONS. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and priceline.com will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to priceline.com, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by priceline.com or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

         A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and priceline.com will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will be treated as capital gain or loss.

         RESTRICTED STOCK. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to priceline.com. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, priceline.com generally will be entitled to a deduction in the same amount.

         Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income, for example, if a
Section 83(b) election was previously made or the restrictions were previously removed, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

         OTHER TYPES OF AWARDS. The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for priceline.com. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and priceline.com generally will be entitled to a tax deduction in the same amount.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         We have selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2001. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since July 1997. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

         The Company's Bylaws do not require that the stockholders ratify the selection of our independent auditors. However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 2001, by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company's Common Stock; (2) each Director and nominee for Director of priceline.com; (3) priceline.com's Chief Executive Officer and each of its other four most highly compensated executive officers; and (4) all executive officers and Directors as a group.

                                                          SHARES BENEFICIALLY OWNED (a)
                                                          -----------------------------
        NAME OF BENEFICIAL OWNER                             NUMBER           PERCENT
        ------------------------------------------         ----------         -------
        Richard S. Braddock (b)...................         17,842,145           8.16%
        Daniel H. Schulman (c)....................          2,500,000           1.23%
        Paul A. Allaire (d).......................             59,812               *
        Ralph M. Bahna (e)........................            313,362               *
        Paul J. Blackney (f)......................            111,370               *
        William E. Ford (g).......................         17,452,941           8.00%
        Marshall Loeb (h).........................             35,862               *
        N.J. Nicholas, Jr. (i)....................          3,219,862           1.58%
        Nancy B. Peretsman (j)....................          2,020,347           1.00%
        Ian F. Wade (k)...........................         17,546,622           8.03%
        Jeffery H. Boyd (l).......................          1,400,000               *
        Thomas P. D'Angelo (m)....................            398,612               *
        W. Michael McCadden (n)...................          1,000,000               *
        Trey Urbahn (o)...........................            727,667               *
        Delta Air Lines, Inc. (p).................         32,212,199          13.82%
        General Atlantic Partners, LLC (g)........         17,418,079           7.98%
        Cheung Kong (Holdings) Limited (q)........         35,093,244          14.87%
        Hutchison Whampoa Limited (k).............         17,546,622           8.03%
        Jay S. Walker (r).........................         43,492,897          17.80%
        All directors and executive officers
             as a group (16 persons)..............         66,339,202          24.83%

*        Represents beneficial ownership of less than one percent.

         (a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock and options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted common stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

         (b) Includes: (1) 750,000 shares of restricted Common Stock that are not vested; (2) 120,000 shares owned by the Richard and Susan Braddock Family Foundation Inc. as to which Mr. Braddock expressly disclaims beneficial ownership; (3) 3,758,436 shares owned by Mr. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust; (4) 6,000 shares owned by Mr. Braddock's immediate family member as to which Mr. Braddock expressly disclaims beneficial ownership; and (5) 6,005,350 shares subject to vested options.

         (c) Includes 2,500,000 shares of restricted Common Stock that are not vested. 1,500,000 shares of the restricted Common Stock vest on May 20, 2001. Excludes 2,000,000 shares subject to options that the Company has committed to issue Mr. Schulman on June 25, 2001, 1,000,000 shares of which will vest and be exercisable on the date of grant.

         (d) Includes: (1) 37,500 shares subject to vested options; and (2) 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (e) Includes: (1) 31,250 shares subject to vested options; and (2) 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (f) Includes 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (g) Includes: (1) 12,315,252 shares owned by General Atlantic Partners 48, L.P.; (2) 982,666 shares owned by General Atlantic Partners 50, L.P.; (3) 4,120,161 shares owned by GAP Coinvestment Partners, L.P.; (4) 31,250 shares subject to vested options held by Mr. Ford; and (5) 3,612 shares subject to options held by Mr. Ford that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options held by Mr. Ford that are not vested or exercisable within 60 days of March 31, 2001. Mr. Ford, a director of the Company, is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 48, L.P. and General Atlantic Partners 50, L.P. Mr. Ford disclaims beneficial ownership of the 17,418,079 shares referred to in clauses (1), (2) and (3) above, except to the extent of his pecuniary interest therein. General Atlantic disclaims beneficial ownership of the options referred to above. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

         (h) Includes: (1) 1,000 shares held by an immediate family member of Mr. Loeb; (2) 31,250 shares subject to vested options which are held by Mr. Loeb's daughter, as to which Mr. Loeb disclaims beneficial ownership; and (3) 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (i) Includes: (1) 2,625,000 shares held by Gore Creek Trust, as to which Mr. Nicholas disclaims beneficial ownership; (2) 40,000 shares owned by an immediate family member of Mr. Nicholas, as to which Mr. Nicholas disclaims beneficial ownership; (3) vested options held by Gore Creek Trust to purchase 520,000 shares owned by Mr. Walker, as to which Mr. Nicholas disclaims beneficial ownership; (4) 31,250 shares subject to vested options held by Mr. Nicholas; and (5) 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 6,388 shares subject to options held by Mr. Nicholas that are not vested or exercisable within 60 days of March 31, 2001.

         (j) Includes: (1) 580,799 shares held by Allen & Company Incorporated on its own behalf and on behalf of certain of its officers, directors and employees; (2) vested options held by Allen & Company Incorporated to purchase 571,875 shares owned by Mr. Walker; (3) 825,000 shares held by Ms. Peretsman; (4) 7,811 shares held by Allen & Company Incorporated for the benefit of certain members of Ms. Peretsman's family; (5) 31,250 shares subject to vested options held by Ms. Peretsman; and (6) 3,612 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes (1) 6,388 shares subject to options held by Ms. Peretsman that are not vested or exercisable within 60 days of March 31, 2001 and
                  (2) 33,333 shares held by a foundation for which Ms. Peretsman serves as a trustee. Ms. Peretsman, who is a Managing Director and Executive Vice President of Allen & Company Incorporated, disclaims beneficial ownership of the shares and options referred to in clauses (1) and (2) above, except to the extent of her pecuniary interest therein. Allen & Company disclaims beneficial ownership of the shares and options referred to in clauses (3), (4), (5) and (6) above.

         (k) Includes 17,546,622 shares held by Forthcoming Era Limited, an indirect wholly owned subsidiary of Hutchison Whampoa Limited. Excludes 20,000 shares subject to options held by Mr. Wade that are not vested or exercisable within 60 days of March 31, 2001. Mr. Wade, a director of the Company, is Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited. Mr. Wade disclaims beneficial ownership of the 35,093,244 shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Cheung Kong (Holdings) Limited and Prime Pro Group Limited, except to the extent of his pecuniary interest therein. The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

         (l) Includes 1,400,000 shares of restricted Common Stock that are not vested. 700,000 shares of the restricted Common Stock vest on May 20, 2001. Excludes 1,600,000 shares subject to options that the Company has committed to issue Mr. Boyd on May 25, 2001, 800,000 shares of which will vest and be exercisable on the date of grant.

         (m) Includes 100,000 shares of restricted Common Stock that are not vested. 50,000 shares of the restricted Common Stock vest on May 20, 2001. Also includes: (1) 47,223 shares subject to vested options; and (2) 251,389 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 353,888 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (n) Includes 1,000,000 shares of restricted Common Stock that are not vested. 500,000 shares of the restricted Common Stock vest on May 20, 2001. Excludes 1,000,000 shares subject to options that the Company has committed to issue Mr. McCadden on May 25, 2001, 500,000 shares of which will vest and be exercisable on the date of grant.

         (o) Includes 200,000 shares of restricted Common Stock that are not vested. 100,000 shares of the restricted Common Stock vest on May 20, 2001. Also includes: (1) 273,333 shares subject to vested options; and (2) 253,333 shares subject to options that vest and are exercisable within 60 days of March 31, 2001. Excludes 483,333 shares subject to options that are not vested or exercisable within 60 days of March 31, 2001.

         (p) Includes 31,622,368 shares subject to vested warrants. The address of Delta Air Lines, Inc. is Hartsfield Atlanta International Airport, Atlanta, Georgia, 30320.

         (q) Includes: (1) 17,546,622 shares held by Prime Pro Group Limited, an indirect wholly owned subsidiary of Cheung Kong (Holdings) Limited; and (2) 17,546,622 shares held by Forthcoming Era Limited, an indirect wholly owned subsidiary of Hutchison Whampoa Limited. Cheung Kong (Holdings) Limited is a 49.97% shareholder of Hutchison Whampoa Limited. Cheung Kong (Holdings) Limited and Prime Pro Group Limited disclaim beneficial ownership of the 17,546,622 shares beneficially owned by Hutchison Whampoa Limited and Forthcoming Era Limited. Cheung Kong (Holdings) Limited and Prime Pro Group Limited also disclaim beneficial ownership of the 20,000 shares subject to options held by Mr. Wade, and the foregoing totals exclude such shares (see note (k) above). The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

         (r) Includes: (1) 32,242,056 shares held by Mr. Walker individually, including (i) an aggregate of 2,620,000 shares as to which Mr. Walker has granted options to certain individuals and (ii) 10,000,000 shares that are subject to forward contracts that Mr. Walker has entered into with certain investors which entitle the investors to take title to the shares during a specified future time period, prior to which time Mr. Walker will continue to retain voting control and record ownership of such shares; (2) 2,304,504 shares held by Walker Digital, LLC, a Delaware limited liability company controlled by Walker Digital Corporation, of which Mr. Walker is Founder, Chairman and the controlling stockholder; (3) 9,731,337 shares held by The Jay S. Walker Irrevocable Credit Trust, as to which Mr. Walker disclaims beneficial ownership; and (4) 1,000 shares held by an immediate family member of Mr. Walker, as to which Mr. Walker disclaims beneficial ownership. Also includes vested options to purchase 1,515,000 shares. The address of Mr. Walker is Five High Ridge Park, Stamford, Connecticut 06905.

The address of all directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange

Commission initial reports of ownership and reports of changes in ownership of priceline.com Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

         As the result of an administrative error, Form 5s filed by the Company on behalf of Paul Allaire, Ralph Bahna, Paul Blackney, Richard Braddock, Jeffery Boyd, Thomas D'Angelo, Marshall Loeb, W. Michael McCadden, Robert Mylod, N.J. Nicholas, Jr., Nancy Peretsman, Ronald Rose, Daniel Schulman and Trey Urbahn for the fiscal year ended December 31, 2000 were filed with the Securities and Exchange Commission one day late. Other than as set forth in this paragraph, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Directors who are also employees of priceline.com receive no compensation for serving on the Board of Directors. With respect to Directors who are not employees of priceline.com, the Company reimburses such non-employee directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings. Non-employee directors also receive stock option grants under the 1999 Omnibus Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows compensation earned during fiscal 1998, 1999 and 2000 by our Chief Executive Officer and the next four most highly-compensated executive officers serving at the end of fiscal 2000. These people are referred to as the "named executive officers." Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                          ---------------------
                                     ANNUAL COMPENSATION
                              --------------------------------
                                                                                 NUMBER OF
                                                                 Restricted      SECURITIES      ALL OTHER
  NAME AND PRINCIPAL                                             Stock           UNDERLYING     COMPENSATION
  POSITION                    YEAR   SALARY($)     BONUS($)      Awards(a)      OPTIONS(#)(b)        ($)
  -----------------------     ----   ---------     --------      ---------      -------------   ------------
  Richard S. Braddock (c)     2000    262,500            --      1,148,400  (d)          --        293,582     (e)
    Chairman................  1999    300,000            --             --               --            --
                              1998    112,500            --             --        6,250,000            --

  Daniel H. Schulman (f)      2000    329,808            --      3,828,000  (g)   4,000,000       4,842,981    (h)
    Chief Executive Officer.  1999    165,000                           --        3,000,000             --
                              1998         --            --             --               --             --

  Jeffery H. Boyd,            2000    260,192            --      3,412,500  (i)     800,000       2,131,200    (j)
  Executive Vice Chief        1999         --            --             --               --             --
    Operating Officer.......  1998         --            --             --               --             --

  W. Michael McCadden, Chief  2000    254,840     1,400,000  (k) 2,437,500  (l)     650,000             --
    Marketing Officer.......  1999         --            --             --               --             --
                              1998         --            --             --               --             --

  Trey Urbahn,                2000    240,000       250,000        487,500  (m)     760,000             --
    President Air...........  1999    201,250            --             --               --         68,038     (n)
                              1998     62,055            --             --          500,000             --

  Thomas D'Angelo, Senior     2000    189,583       250,000        243,750  (o)     615,000             --
  Vice President, Finance     1999    158,125        10,000             --               --          1,365     (p)
    and Controller..........  1998    140,569        10,000             --          312,500            569     (q)

(a) Represents the dollar value of an award of restricted Common Stock, whether the award is vested or unvested, calculated by multiplying the closing market price of the Company's unrestricted Common Stock on the date of grant by the number of shares awarded. Subject to the discretion of the Compensation Committee, holders of the Company's restricted Common Stock are entitled to receive dividends on shares of restricted Common Stock. At December 31, 2000, there were an aggregate of 7,450,000 shares of restricted Common Stock issued and outstanding with an aggregate value of $9,778,125.

(b) The 7,000,000, 800,000 and 650,000 options listed below that were granted to Mr. Schulman, Mr. Boyd and Mr. McCadden, respectively, were returned to the Company by each of these individuals in the fourth quarter 2000.

(c) Mr. Braddock, the Chairman of the Board of Directors, stepped down as Chief Executive Officer of the Company in May 2000. At that time, Mr. Braddock stopped receiving a salary.

(d) At December 31, 2000, Mr. Braddock held 750,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $984,375. 375,000 shares of the restricted Common Stock vest on June 20, 2001 and the remaining 375,000 shares vest on December 20, 2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(e) Represents forgiveness of interest on a $3.3 million loan that was repaid to the Company by Mr. Braddock in 2000.

(f) Mr. Schulman has been President and Chief Executive Officer of the Company since May 2000.

(g) At December 31, 2000, Mr. Schulman held 2,500,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $3,281,250. 1,500,000 shares of the restricted Common Stock vest on May 20, 2001 and the remaining 1,000,000 shares vest on December 20, 2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(h) Represents the forgiveness of principal and interest on a loan to Mr. Schulman.

(i) At December 31, 2000, Mr. Boyd held 1,400,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $1,837,500. 700,000 shares of the restricted Common Stock vest on May 20, 2001 and the remaining 700,000 shares vest on November 20, 2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(j)      Represents the forgiveness of principal and interest on a loan to Mr.
         Boyd.

(k) Represents a one-time cash retention bonus of $1,300,000 earned as of December 31, 2000 to be paid in May 2001 and a $100,000 bonus paid to Mr. McCadden at the time he joined the Company.

(l) At December 31, 2000, Mr. McCadden held 1,000,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $1,312,500. 500,000 shares of the restricted Common Stock vest on May 20, 2001 and the remaining 500,000 shares vest on November 20, 2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(m) At December 31, 2000, Mr. Urbahn held 200,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $262,500. 100,000 shares of the restricted Common Stock vest on May 20, 2001 and the remaining 100,000 shares vest on November 20, 2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(n)      Represents reimbursement for relocation expenses.

(o) At December 31, 2000, Mr. D'Angelo held 100,000 unvested shares of restricted Common Stock having an aggregate value at December 31, 2000 of $131,250. 50,000 shares of the restricted Common Stock vest on May 20, 2001 and the remaining 50,000 shares vest on November 20,

         2002, subject to accelerated vesting upon the achievement by the Company of certain performance goals.

(p)      Represents life insurance premiums paid.

(q)      Represents disability insurance premiums paid.

         The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2000 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS

                           ---------------------------------------------------------------------------------------

                            NUMBER OF
                           SECURITIES       % OF TOTAL                                     POTENTIAL REALIZABLE
                           UNDERLYING         OPTIONS         EXERCISE                    VALUE AT ASSUMED ANNUAL
                             OPTIONS        GRANTED TO        OR BASE                      RATES OF STOCK PRICE
                             GRANTED       EMPLOYEES IN        PRICE        EXPIRATION    APPRECIATION FOR OPTION
Names                        (#)(a)         FISCAL YEAR        ($/SH)         DATE                TERM (b)
----------------------     -----------     ------------       --------      ----------    ------------------------
                                                                                                 5%            10%
                                                                                                 --            ---
Richard S. Braddock...           N/A            N/A               N/A           N/A             N/A            N/A

                             500,000           1.6%             56.75       2/23/10      $1,418,750     $2,837,500
                             500,000           1.6%             49.50       5/10/10       1,237,500      2,475,000
                           1,500,000           4.8%             30.00       8/08/10       2,250,000      4,500,000
Daniel H. Schulman....     1,500,000           4.8%             37.50       8/08/10       2,812,500      5,625,000

                             500,000           1.6%             54.00       1/03/10       1,350,000      2,700,000
Jeffery H. Boyd.......       300,000           1.0%             25.63       8/08/10         384,375        768,750

                             400,000           1.3%             51.25       1/02/10       1,025,000      2,050,000
W. Michael McCadden...       250,000           0.8%             25.63       8/08/10         320,313        640,625

                              60,000           0.2%             51.13       1/11/10         153,375        306,750
                             200,000           0.6%             25.63       8/08/10         256,250        512,500
Trey Urbahn...........       500,000           1.6%              2.44      11/19/10          60,938        121,875

                              25,000           0.1%             51.13       1/11/10          63,906        127,813
                              90,000           0.3%             25.63       8/08/10         115,313        230,625
Thomas D'Angelo.......       500,000           1.6%              2.44      11/19/10          60,938        121,875

         (a) Excludes an aggregate of 4,600,000 options the Company has committed to issue to certain named executive officers in 2001. See "Summary of priceline.com Incorporated 1999 Omnibus Plan - New Plan Benefits." All of the options granted to Mr. Schulman, Mr. Boyd and Mr. McCadden in 2000 were returned to the Company in the fourth quarter 2000.

         (b) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

         The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2000, and the fiscal year-end value of stock options, held by the named executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF            VALUE OF
                                                                  SHARES            UNEXERCISED
                                                                 UNDERLYING         IN-THE-MONEY
                                                                UNEXERCISED          OPTIONS AT
                                                                 OPTIONS AT         12/31/00 ($)
                                                                12/31/00 (#)             (a)
                                                               ---------------     ----------------
                                  SHARES
                                 ACQUIRED
                                    ON            VALUE
                                 EXERCISE        REALIZED        EXERCISABLE/        EXERCISABLE/
      Names                         (#)           ($)(b)        UNEXERCISABLE        UNEXERCISABLE
      ----------------------     --------        --------       -------------        -------------
      Richard S. Braddock...      244,650        9,780,085         6,005,350/0        3,077,742/0
      Daniel H. Schulman....         0               0                     0/0                0/0
      Jeffery H. Boyd.......         0               0                     0/0                0/0
      W. Michael McCadden...         0               0                     0/0                0/0
      Trey Urbahn...........      200,000        12,611,818    250,000/760,000          111,875/0
      Thomas P. D'Angelo....      225,000        12,908,517     37,500/615,000           19,219/0

         (a)      Assumes a fiscal year-end market price of $1.31 per share.

         (b)      Value before income taxes payable as a result of exercise.

OTHER

         The Company has been served with a complaint that purports to be a shareholder derivative action against the Company's Board of Directors and certain of its current executive officers, as well as the Company (as a nominal defendant). The complaint alleges breach of fiduciary duty. The action is captioned Mark Zimmerman v. priceline.com Incorporated, Jay Walker, R. Braddock,
D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas,
N. Peretsman, 18473-NC, (Court of Chancery of Delaware, County of New Castle, State of Delaware). On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted. The Company intends to defend vigorously against this action.

                            COMPENSATION ARRANGEMENTS

         SCHULMAN EMPLOYMENT AGREEMENT. In December 2000, priceline.com entered into an amended and restated employment agreement with Daniel H. Schulman, the Company's President and Chief Executive Officer, which provides for a minimum salary of $400,000 per year and expires on June 30, 2004.

         Under the terms of his agreement, Mr. Schulman was granted 2.5 million shares of restricted Common Stock and, subject to the availability of a sufficient number of authorized shares under the Company's employee benefit plans, the Company committed to issue Mr. Schulman options to purchase 2.0 million shares of Common Stock on June 25, 2001. The options will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. If Mr. Schulman is employed by the Company on the relevant vesting date:

         o one half of the options will vest on the date of grant and the remaining half will vest pro rata over the following eighteen month period; and
         o one half of the shares of the restricted Common Stock will vest on May 20, 2001 and the remaining half (the "Balance") will vest on December 20, 2002.

In addition, the Balance will also vest upon the achievement by the Company of pro forma net income for a twelve month period. Pro forma net income means the net income of the Company plus supplier warrant costs, option payroll taxes, stock compensation costs, restructuring and other one-time charges and preferred stock dividends. The agreement accelerates the forgiveness of $4.5 million of $9.0 million in loans outstanding to Mr. Schulman.

         In the event of a termination without cause, termination for good reason, termination for death or disability or a change of control of priceline.com, each as defined in the agreement, the vesting of the restricted stock and the options will be accelerated. In addition, in the event of a termination without cause or a termination for good reason, Mr. Schulman will be entitled to receive two times his base salary over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Schulman becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreement contains non-solicitation and non-disparagement provisions in the event of Mr. Schulman's termination of employment.

         BOYD EMPLOYMENT AGREEMENT. In November 2000, priceline.com entered into an amended and restated employment agreement with Jeffery H. Boyd, the Company's Chief Operating Officer, which provides for a minimum salary of $300,000 per year and expires on November 19, 2002.

         Under the terms of his agreement, Mr. Boyd was granted 1.4 million shares of restricted Common Stock and, subject to the availability of a sufficient number of authorized shares under the Company's employee benefit plans, the Company committed to issue Mr. Boyd options to purchase 1.6 million shares of Common Stock on May 25, 2001. The options will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. If Mr. Boyd is employed by the Company on the relevant vesting date:

         o one half of the options will vest on the date of grant and the remaining half will vest pro rata over the following eighteen month period; and
         o one half of the shares of the restricted Common Stock will vest on May 20, 2001 and the remaining half (the "Balance") will vest on November 20, 2002.

In addition, the Balance will vest upon the achievement by the Company of pro forma net income for a twelve month period. Pro forma net income means the net income of the Company plus supplier warrant costs, option payroll taxes, stock compensation costs, restructuring and other one-time charges and preferred stock dividends. The agreement accelerates the forgiveness of $2.0 million of an outstanding loan to Mr. Boyd.

         In the event of a termination without cause, termination for good reason, termination for death or disability or a change of control of priceline.com, each as defined in the agreement, the vesting of the restricted stock and the options will be accelerated. In addition, in the event of a termination without cause or a termination for good reason, Mr. Boyd will be entitled to receive two times his base salary over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Boyd becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreement contains non-solicitation and non-disparagement provisions in the event of Mr. Boyd's termination of employment.

         MCCADDEN EMPLOYMENT AGREEMENT. In November 2000, priceline.com entered into an employment agreement with W. Michael McCadden, the Company's Chief Marketing Officer, which provides for a minimum salary of $300,000 per year and expires on November 19, 2002.

         Under the terms of his agreement, Mr. McCadden was granted 1.0 million shares of restricted Common Stock and, subject to the availability of a sufficient number of authorized shares under the Company's employee benefit plans, the Company committed to issue Mr. McCadden options to purchase 1.0 million shares of Common Stock on May 25, 2001. The options will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. If Mr. McCadden is employed by the Company on the relevant vesting date:

         o one half of the options will vest on the date of grant and the remaining half will vest pro rata over the following eighteen month period; and

         o one half of the shares of the restricted Common Stock will vest on May 20, 2001 and the remaining half (the "Balance") will vest on November 20, 2002.

In addition, the Balance will vest upon the achievement by the Company of pro forma net income for a twelve month period. Pro forma net income means the net income of the Company plus supplier warrant costs, option payroll taxes, stock compensation costs, restructuring and other one-time charges and preferred stock dividends. The agreement provides for a one-time cash retention bonus of $1.3 million to be paid to Mr. McCadden on May 20, 2001.

         In the event of a termination without cause, termination for good reason, termination for death or disability or a change of control of priceline.com, each as defined in the agreement, the vesting of the restricted stock and the options will be accelerated. In addition, in the event of a termination without cause or a termination for good reason, Mr. McCadden will be entitled to receive two times his base salary over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. McCadden becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreement contains non-solicitation and non-disparagement provisions in the event of Mr. McCadden's termination of employment.

         D'ANGELO EMPLOYMENT AGREEMENT. In February 2001, priceline.com entered into an agreement with Thomas P. D'Angelo, the Company's Senior Vice President Finance and Comptroller. Under the terms of the agreement, in the event of a termination without cause or a termination for good reason, each as defined in the agreement, Mr. D'Angelo will be entitled to receive his base salary of $200,000 over a twelve month period following his termination.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Compensation Committee is comprised of four non-employee directors: Messrs. Allaire, Bahna, Loeb and Nicholas, Jr. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has such interlocking relationship existed in the past.

   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

         We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. None of us has been an officer or employee of priceline.com. We are responsible for establishing the compensation for the executive officers, including the Chief Executive Officer, of priceline.com.

COMPENSATION PHILOSOPHY AND OBJECTIVES

         The goals of priceline.com's compensation program are to align compensation with the Company's and each executive's business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com's long-term success and to motivate them to enhance long-term stockholder value. Priceline.com's compensation emphasizes equity based incentive compensation through stock options or, in certain instances, restricted stock, rather than high levels of fixed or variable cash compensation.

         During the second half of 2000, priceline.com experienced a decrease in the momentum of its business and a significant decline in its stock price. As a result, in the fourth quarter 2000, priceline.com designed and put in place a turnaround plan, a critical component of which was to retain and continue to motivate the Company's executive officers and key employees and further align their interests with the long-term interests of priceline.com's stockholders. At the time priceline.com's turnaround plan was initiated, we believed that it was essential that priceline.com maintain the continuity of its senior management and key employees in order to facilitate the turnaround plan. We also believed that maintaining the continuity of senior management would differentiate priceline.com from other companies in the e-commerce arena that were experiencing a flight of senior management and employee talent.

         We worked with priceline.com's senior executive officers and outside compensation consultants to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of salary, cash retention bonuses, equity incentives, including stock options and restricted stock, and, in two instances, the acceleration of the forgiveness of outstanding loans.

COMPENSATION COMPONENTS

         BASE SALARY. We meet at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the individual whose salary is being reviewed.

         CASH RETENTION BONUSES. In connection with the turnaround plan, priceline.com paid one-time cash retention bonuses to certain executive officers and key employees. The retention bonuses were designed to encourage these executive officers and key employees to remain with priceline.com during at least the first phase of the Company's turnaround plan, and preferably longer. As a result, these employees were informed at the time that the turnaround plan was initiated that they were to receive a one-time cash retention bonus earned as of December 31, 2000 to be paid in February 2001. In addition, as part of the Company's effort to maintain the continuity of its senior management, priceline.com's Chief Marketing Officer was given a one-time cash retention bonus earned as of December 31, 2000 to be paid in May 2001.

         STOCK OPTIONS. Priceline.com's stock option plans are designed to provide its employees and directors with an incentive which aligns their interests with those of priceline.com's stockholders in achieving the Company's long-term goals. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in job responsibilities, scope or title. Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant. The exercise price of options granted under the plans is the fair market value of the Common Stock on the date of grant.

         The Company made additional grants of stock options to each of its executive officers and key employees in August and November 2000. To ensure that a sufficient number of shares of Common Stock were authorized for issuance under the Company's stock option plan for the option grants to employees in November 2000, Dan Schulman (Chief Executive Officer), Jeffery Boyd (Chief Operating Officer) and Michael McCadden (Chief Marketing Officer) returned 7.0 million, 800,000 and 650,000 options, respectively, to the Company. The

November option grants were designed to retain employees through at least the first six months of priceline.com's turnaround plan -- a time period during which we believed the full progress of the Company's turnaround plan was unlikely to be ascertainable and, as a result, the Company was most at risk of losing its employees. As a result, the vesting provisions related to the November grant of stock options were different from previous grants -- half of the stock options vested over six months and the remaining half over the following eighteen month period.

         The number of stock options granted to each participant under the option plans is generally determined by guidelines reviewed by the Committee. These guidelines combine several factors, including the performance and salary level of each participant as well as the market price of the stock at the time of grant.

         RESTRICTED STOCK. In connection with the Company's turnaround plan, priceline.com granted certain executive officers shares of restricted stock. In general, half of the shares of restricted stock vest six months from the date of grant and the remaining half (the "BALANCE") vest two years from the date of grant. To further align executive incentives with the primary goal underlying the Company's turnaround plan -- achieving profitability -- the Balance will vest earlier if the Company achieves pro forma net income (as defined) for a twelve month period. Pro forma net income means the net income of priceline.com plus supplier warrant costs, option payroll taxes, stock compensation costs, restructuring and other one-time charges and preferred stock dividends.

         LOAN FORGIVENESS. Priceline.com accelerated the forgiveness of loans outstanding to two executive officers -- Mr. Schulman, priceline.com's Chief Executive Officer, whose loan forgiveness is described below, and Mr. Boyd, priceline.com's Chief Operating Officer. By their terms, each of these loans was to be forgiven upon Mr. Schulman's or Mr. Boyd's continued employment with the Company for five years or in the event of certain changes of control, death, or termination without cause or for good reason. Mr. Boyd's employment arrangement at the time he joined priceline.com included a loan of $2.0 million, which was intended to mitigate a decrease in cash compensation he experienced when joining priceline.com. Priceline.com accelerated the forgiveness of Mr. Boyd's loan in connection with his promotion from General Counsel to Chief Operating Officer and his corresponding assumption of more significant responsibilities within the Company.

2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

         In May 2000, Mr. Braddock, the Chairman of the Board of Directors, stepped down as Chief Executive Officer of priceline.com and Mr. Schulman was promoted to Chief Executive Officer. In connection with his promotion to Chief Executive Officer, Mr. Schulman was given a loan of $3.0 million and options to purchase 500,000 shares of Common Stock. In August 2000, as a retention measure following a significant decline in priceline.com's stock price over the first seven months of 2000, the Company granted Mr. Schulman options to purchase 3 million shares of Common Stock, half of which had an exercise price approximately 20% above the fair market value of priceline.com's common stock on the date of grant.

         As described above, at the time priceline.com's turnaround plan was put in place in the fourth quarter 2000, we believed that it was critical for priceline.com to maintain senior management continuity in order to facilitate the Company's turnaround plan and differentiate priceline.com from other companies in the e-commerce arena that were experiencing a flight of senior management talent. These objectives, and not specific measures of priceline.com's performance during 2000, guided our compensation decisions.

         With these goals in mind, we worked with the Company's senior management and consulted with outside compensation consultants and restructured Mr. Schulman's compensation in December 2000. As discussed above, as part of this restructuring, Mr. Schulman returned options to purchase 7.0 million shares of Common Stock to the Company. In return, the Company accelerated the forgiveness of $4.5 million of $9.0 million in loans outstanding to Mr. Schulman. Priceline.com also granted Mr. Schulman 2.5 million shares of restricted stock, half of which vest in May 2001 and the remaining half of which vest in December 2002. Subject to the availability of a sufficient number of shares authorized for issuance under priceline.com's option plans, the Company committed to issue Mr. Schulman options to purchase 2.0 million shares of priceline.com stock, six months and one day after his forfeiture of options. The options will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, effective January 1, 2001, Mr. Schulman's base salary was increased from $300,000 to $400,000.

         In December 2000, Mr. Braddock, Chairman of priceline.com, became more involved in addressing strategic issues confronting the Company and, as recognition for his increased involvement, was granted 750,000 shares of restricted stock. During 2000, Mr. Braddock agreed to stop receiving a salary, which had been $300,000 per year, and repaid the principal of $3.3 million on a loan to him from the Company. The Company forgave interest of $294,000 that was due on the loan.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code of 1986 limits deductions for federal income tax purposes to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." We do not expect this limitation to affect the Company in 2000. The Company reserves the right to utilize compensation plans which will not qualify as "performance-based compensation" and for which deductibility will be so limited.

EMPLOYEE COMPENSATION

         One of priceline.com's most important assets is its employees. We believe the market for talented people who conceive, design, build, maintain and manage priceline.com's technology and products is highly competitive. Unless the Company's compensation policies are competitive, it will risk losing its employees and the viability of its business could be jeopardized. As a result of the significant decline in priceline.com's stock price during 2000, stock options granted during 1999 and the first half of 2000 no longer served as meaningful incentive or retention compensation vehicles. To address this problem, priceline.com made two separate special broad based grants of stock options to non-executive employees -- the first in August 2000, following a general and significant decline in priceline.com's stock price over the first seven months of 2000, and the second in November 2000 in connection with the initiation of priceline.com's turnaround plan (the "November 2000 Option Grant"). In addition, in November 2000, in connection with the initiation of its turnaround plan, priceline.com informed certain employees that they were to receive a one-time cash retention bonus to be paid in February 2001 (the "February 2001 Cash Bonus").

         The February 2001 Cash Bonus and the November 2000 Option Grant were designed to retain employees through at least the first three and six months, respectively, of the Company's turnaround plan -- time periods during which we believed the Company was most at risk of losing its employees. The vesting provisions related to the November 2000 Option Grant were different from previous grants -- half of the stock options vested six months from the date of grant and the remaining half over the following eighteen month period.

         We carefully considered these compensation measures, taking into account stockholders' concerns and the advice of outside compensation consultants, and felt that these actions were critical to our continuing efforts to retain the Company's employees and guide priceline.com through its turnaround.


                                          Compensation Committee

                                          N.J. Nicholas, Jr. (Chairman)
                                          Paul A. Allaire
                                          Ralph M. Bahna
                                          Marshall Loeb

                       PERFORMANCE MEASUREMENT COMPARISON

         The following graph shows the total stockholder return through December 31, 2000 of an investment of $100 in cash on March 30, 1999 for priceline.com Common Stock and an investment of $100 in cash on March 30, 1999 for (i) the NASDAQ National Market Index and (ii) the Media General Internet Software and Services Index. The Media General Internet Software and Services Index is an index of 212 stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

                                     [GRAPH]


                                                Media General
           Measurement       priceline.com    Internet Software
              Point          Incorporated     and Services Index      NASDAQ
           -----------       -------------    ------------------    ----------
             03/30/99          100.00              100.00               100.00
             03/31/99          120.11              100.00               100.00
             06/30/99          167.48              100.70               108.81
             09/30/99           93.48               97.45               110.58
             12/31/99           68.66              177.25               163.32
             03/31/00          115.94              173.33               185.83
             06/30/00           55.05              108.70               159.83
             09/29/00           17.21               97.56               147.49
             12/29/00            1.90               42.07                99.12


                              CERTAIN TRANSACTIONS

         The Company was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by the Company's predecessor were converted into an equal number of shares of Common Stock. The following discussion does not distinguish between the Company and its predecessor and the Common Stock and the equity units of the Company's predecessor. The information set forth below also reflects a 1.25-for-one stock split of the Common Stock on March 26, 1999.

RELATIONSHIP WITH WALKER DIGITAL

         The Company's core buyer-driven commerce business model and related intellectual property rights were initially developed by Walker Digital Corporation, a technology research and development company that was founded and is controlled by Mr. Walker, the former Vice Chairman of priceline.com. In partial consideration for the transfer of such rights and for the ongoing planning, maintenance and prosecution of the patents related to such rights, the Company issued Walker Digital 6,895,833 shares of Common Stock. Pursuant to the terms of a Purchase and Intercompany Services Agreement ("Intercompany Agreement"), the Company also granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use the intellectual property related to the Company's service for non-commercial internal research and development purposes. Pursuant to the terms of the indemnification obligations contained in the Intercompany Agreement, Walker Digital agreed to indemnify the Company for damages, liability and legal expenses incurred in connection with certain litigation filed in the United States District Court for the Northern District of California by Marketel International, Inc.

         During the years ended December 31, 1999 and 1998, Walker Digital provided the Company with services including subleasing office facilities to the Company amounting to approximately $1.4 million and $706,000, respectively. The Company charged Walker Digital approximately $2.3 million, $1.8 million and $385,000 for the years ended December 31, 2000, 1999 and 1998, respectively, for certain reimbursable expenses and services, including legal and accounting services and IT infrastructure. In the fourth quarter 2000, the Company recorded a special charge of $6.3 million for the unrecoverable reimbursable expenses due to the Company from Walker Digital in connection with Walker Digital's contractual obligations to fund certain patent and intellectual property litigation costs.

         Several of the Company's investors, directors, executive officers and other key employees are or were directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital and its affiliates. See "Election of Directors."

         The Company has established an Independent Committee of the Board that is comprised of three directors who are not employees of the Company or its affiliates and related companies to review and ratify any future material transaction between the Company and its affiliates and related companies, including Walker Digital. See "Board Committees and Meetings."

PRICELINE WEBHOUSE CLUB AND PRICELINE PERFECT YARD SALE

         During 2000, the Company had licensing arrangements with two companies, Priceline WebHouse Club, Inc. ("WebHouse Club") and Priceline Perfect Yard Sale, Inc. ("Perfect Yard Sale"), each of which were affiliated with Walker Digital. The Company licensed its patented Name Your Own Pricesm business model and affiliated trademarks and software systems to WebHouse Club, which operated an Internet-based service for groceries and other retail products, and Perfect Yard Sale, which operated a consumer to consumer service for the sale of used goods over the Internet. In addition, in the fourth quarter 1999, the Company received a warrant in WebHouse Club in exchange for services rendered and, upon receipt of the warrant, recognized approximately $189 million of income representing the estimated fair value of the warrant, based on an independent valuation. In 2000, both WebHouse Club and Perfect Yard Sale ceased operations. As a result of WebHouse Club ceasing operations, in the third quarter 2000, the Company recorded a non-cash charge of approximately $189 million to write off the full carrying value of the warrant. In addition, the Company recorded a special charge in the fourth quarter 2000 of $1.7 million related to WebHouse Club and $1.1 million related to Perfect Yardsale. The special charge related to asset impairments related to the write-down to estimated net realizable value of certain receivables.

LOANS TO CERTAIN OFFICERS OF THE COMPANY

         In April 1999, the Company made a $3.3 million loan to Mr. Richard S. Braddock, who was Chief Executive Officer of the Company at the time. The loan accrued interest at 5.28% per annum. During 2000, Mr. Braddock repaid the principal due of $3.3 million and the Company forgave the interest due of $294,000.

         In July 1999, the Company made a loan to Mr. Daniel H. Schulman, President and Chief Executive Officer of the Company, in the amount of $6.0 million. In May 2000, in connection with his promotion to Chief Executive Officer, Mr. Schulman was given a loan of $3.0 million. The loans accrue interest at the rates of 5.82% and 6.4%, respectively, per annum until maturity in July 2004 and are not contingent upon Mr. Schulman exercising options to purchase Common Stock. In December 2000, the Company accelerated the forgiveness of $4.5 million of the outstanding $6.0 million loan. Subject to certain prepayment obligations and to forgiveness in the event of certain changes of control, death, or termination without cause or for good reason, pursuant to the terms of these loans, accrued interest and principal are payable in July 2004, but are forgiven under certain circumstances.

         In January 2000, in connection with his employment with the Company, the Company made a loan to Mr. Jeffery H. Boyd, then Executive Vice President and General Counsel of the Company, in the amount of $2.0 million. The loan accrued interest at the rate of 6.56% per annum until maturity in February 2004. In November, the Company accelerated the forgiveness of Mr. Boyd's loan in connection with his promotion to Chief Operating Officer.

         In March 2000, in connection with her employment with the Company, the Company made a loan to Ms. Heidi G. Miller in the amount of $3.0 million. The loan accrued interest at the rate of 6.56% per annum until maturity in March 2005. Pursuant to the terms of her employment agreement, which Ms. Miller entered into when she joined the Company, her loan was forgiven when she left the Company during the fourth quarter of 2000.

         The Company has entered into compensation arrangements with certain of its directors and officers. See "Director and Executive Compensation" and "Compensation Arrangements."

INTERNATIONAL LICENSEES

         Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, purchased an aggregate of 35,093,244 shares of the Company's common stock in February 2001. In connection with the purchase, Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited received certain registration rights and Hutchison Whampoa Limited received a seat on the Company's Board of Directors. Ian F. Wade, a Group Managing Director of Hutchison Whampoa Limited's A.S. Watson & Co., Limited, joined the priceline.com Board of Directors in February 2001.

         In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company's services to several Asian markets. Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-priceline Limited. Hutchison-priceline Limited pays the Company an annual licensing fee to use the Company's intellectual property and reimburses the Company for the cost of services provided. In addition, the Company purchased a convertible note allowing it to take a significant equity stake in Hutchison-priceline Limited. In February 2001, Hutchison Whampoa Limited purchased $9.5 million worth of Hutchison-priceline Limited convertible notes. In connection with the sale, Hutchison received the right, for a period of six months, to negotiate with the Company for the establishment of a potential business in Japan. Robert Mylod, the Company's Chief Financial Officer, and Jeffery H. Boyd, the Company's Chief Operating Officer, are on the board of directors of Hutchison-priceline Limited.

         In June 2000, the Company entered into definitive agreements with affiliates of General Atlantic Partners, LLC, to introduce the Company's services to several European markets. General Atlantic Partners, LLC and certain related entities hold an aggregate of 17,418,079 shares of the Company's Common Stock. Under the terms of the agreements entered into in June 2000, the Company licenses its business model and provides its expertise in technology, marketing and operations to priceline.com europe Ltd., which pays the Company an annual licensing fee to use its intellectual property and reimburses the Company for the cost of services provided. In addition, the Company purchased a warrant which allows the Company, under certain conditions, to take a significant equity stake in priceline Europe Holdings, N.V., the parent of priceline.com europe Ltd. In January 2001, General Atlantic Partners invested an additional $25.0 million in priceline Europe Holdings, N.V., bringing its total investment in the company to $50.0 million. William E. Ford, a managing member of General Atlantic Partners, LLC, is a Director of the Company and a director of priceline Europe

Holdings, N.V. and priceline.com europe Ltd. Rick Braddock, the chairman of the Board of Directors of the Company, is a director of priceline Europe Holdings, N.V. and priceline.com europe Ltd.

OTHER TRANSACTIONS

         The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, Mr. Walker, Walker Digital, The Jay S. Walker Irrevocable Credit Trust, General Atlantic, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to said registration rights. See "Security Ownership Of Certain Beneficial Owners and Management." Additional shares acquired by these individuals while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements. In addition, the holders of all of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files. Registration of shares of Common Stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. All registration expenses incurred in connection with the above registrations will be borne by the Company

         In connection with certain adaptive marketing programs, the Company offered a magazine subscription promotion pursuant to a revenue sharing arrangement with Synapse Group, Inc., a direct marketing firm. Under this arrangement, the Company shared in a percentage of the revenues generated upon the conversion of the Company-generated subscriptions to annual subscriptions after a six-month free trial period. During 2000, the Company received approximately $830,000 from Synapse Group, Inc. During the fourth quarter 2000, the Company ceased offering any adaptive marketing programs. Affiliates of General Atlantic have invested approximately $59.3 million in Synapse Group, Inc. Marshall Loeb, a Director of the Company, has also made an investment of approximately $3.5 million in Synapse Group, Inc. and certain Directors of the Company sit on the Board of Directors of Synapse Group, Inc.

         Daniel H. Schulman, who is the President and Chief Executive Officer and a Director of the Company, is a member of the Board of Directors of Net2Phone, Inc., a provider of Internet protocol and related telecommunication services. Net2Phone is a preferred provider of long distance services offered to the Company's customers. During 2000, pursuant to certain agreements between the Company and Net2Phone, Net2Phone generated revenues of approximately $3.0 million for the Company and the Company paid Net2Phone approximately $2.5 million for the cost of long distance services the Company purchased from Net2Phone and sold to its customers.

         Paul J. Blackney, who is a Director of the Company, is the President and Chief Executive Officer of Worldspan, L.P., a global travel distribution system ("GDS"), which was, and continues to be, the Company's sole GDS for booking travel reservations for its customers. In January 2000, the Company entered into an amendment to its subscriber agreement with Worldspan, pursuant to which Worldspan paid $3,000,000 in exchange for the Company's committing to a certain minimum volume of bookings for the five (5) year term of the agreement. The amendment also provides for certain discounts and incentives to be provided by Worldspan to the Company.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

         Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

         As permitted by Delaware law, the Company's certificate of incorporation includes a provision that eliminates the personal liability of its Directors for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the Director derived an improper personal benefit.

         As permitted by Delaware law, the Company's certificate of incorporation, provides that (1) the Company is required to indemnify its Directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and Directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (3) the Company is required to advance expenses, as incurred, to its Directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the certificate of incorporation are not exclusive.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors is composed of four directors each of whom must satisfy the applicable independence and financial literacy requirements of the NASDAQ Stock Market and operates under a written charter adopted by the Board of Directors. Priceline.com's management is responsible for its internal accounting controls and the financial reporting process. Priceline.com's independent accountants, Deloitte & Touche, are responsible for performing an independent audit of priceline.com's financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes in accordance with its charter, a copy of which is attached to this proxy statement as Appendix C.

REVIEW WITH MANAGEMENT

         The Audit Committee has reviewed and discussed priceline.com's audited financial statements for the three years ended December 21, 2000 with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

         The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com's financial statements.

         The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from priceline.com and its related entities) and has discussed with Deloitte & Touche LLP its independence from priceline.com. In addition, the Audit Committee has considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent accountants' independence.

CONCLUSION

         Based on the review and discussions referred to above, and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to priceline.com's Board of Directors that priceline.com's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.



                              SUBMITTED BY THE AUDIT COMMITTEE
                              OF THE BOARD OF DIRECTORS

                                 William Ford, Chairman
                                 Paul Allaire
                                 Paul Blackney
                                 Nancy Peretsman

                              AUDITOR INDEPENDENCE

         Deloitte & Touche LLP are the Company's independent auditors. The audit committee of the Company's board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

AUDIT FEES

         The aggregate fees for professional services rendered by Deloitte & Touche LLP for the audit of the annual financial statements of the Company for the year ended December 31, 2000 and the timely review of the interim financial statements included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2000 were $881,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The aggregate fees for financial information systems design and implementation services rendered by Deloitte & Touche LLP for the year ended December 31, 2000 were $0.

ALL OTHER FEES

         The aggregate fees for other services rendered by Deloitte & Touche LLP for the year ended December 31, 2000 were approximately $1,545,000, primarily for services related to tax compliance, licensee transactions and state and local tax consultation.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

                                                                     Appendix A


                              AMENDMENT NUMBER TWO

                                     TO THE

                           PRICELINE.COM INCORPORATED

                                1999 OMNIBUS PLAN

         WHEREAS, priceline.com Incorporated (the "COMPANY") maintains the priceline.com Incorporated 1999 Omnibus Plan (the "PLAN");

         WHEREAS, on April 24, 2000, in connection with the 2000 Annual Meeting of Stockholders, the stockholders of the Company authorized Amendment Number One to the Plan;

         WHEREAS, the Board of Directors of the Company (the "BOARD"), acting through the Compensation Committee, is authorized to amend the Plan, subject to stockholder approval in certain instances;

         WHEREAS, the Board desires to amend the Plan, subject to stockholder approval.

         NOW, THEREFORE, effective immediately, but subject to, and conditioned upon, approval of this amendment by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware at the next annual stockholders meeting, the Plan is amended as follows:

         1. Section 3 of the Plan is amended by replacing the first sentence thereof with the following:

            "The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan shall be 35,375,000 shares, subject to adjustment as provided herein."

         2. Section 6(b) of the Plan is amended by replacing the reference to "10,000 shares of Stock" with "20,000 shares of Stock."

         IN WITNESS WHEREOF, this Amendment has been executed this 6th day of April, 2001.

                                    Priceline.com Incorporated



                                    By:   __________________________
                                          Name:  Peter J. Millones
                                          Title: Assistant Secretary

                                                                      Appendix B


                           PRICELINE.COM INCORPORATED
                                1999 OMNIBUS PLAN


1.       ESTABLISHMENT AND PURPOSE.

         There is hereby adopted the priceline.com Incorporated 1999 Omnibus Plan (the "Plan"). The Plan is intended to promote the interests of priceline.com Incorporated (the "Company") by providing employees of the Company with appropriate incentives and rewards to en courage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

2.       DEFINITIONS.

         As used in the Plan, the following definitions apply to the terms indicated below:

         (a) "Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

         (b) "Agreement" shall mean the written agreement between the Company and a Participant evidencing an Award.

         (c) "Award" means any Option, Restricted Stock or Other Stock-Based Award granted under the Plan.

         (d) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         (e)  "Board" shall mean the Board of Directors of the Company.

         (f) "Cause" shall mean (1) the willful and continued failure by the Participant substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness); (2) the willful engaging by the Participant in misconduct which is materially injurious to the Company; (3) the commission by the Participant of a felony; or (4) the commission by the Participant of a crime against the Company which is materially injurious to the Company. For purposes of this Section 2(f), no act, or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

         (g) "Change in Control" means the occurrence of any one of the following events:

                 (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

                (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stock holders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

                (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity out standing immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired 25% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

                (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

         (i) "Committee" means (1) with respect to the application of this Plan to employees and consultants, a committee established by the Board, which committee shall be intended to consist of two or more non-employee directors, each of whom shall be a "non-employee director" as defined in Rule 16b-3 of the Exchange Act and an "outside director" as defined under Section 162(m) of the Code and
              (2) with respect to the application of this Plan to Non-Employee Directors, the Board.

         (j) "Company" means priceline.com Incorporated, a corporation organized under the laws of the State of Delaware, or any successor corporation.

         (k)  "Director" shall mean a member of the Board.

         (l) "Disability" shall mean: (1) any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to him or her; (2) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of Section 22(e)(3) of the Code, or
              (3) such other condition as may be determined in the sole discretion of the Committee to constitute Disability.

         (m) "Effective Date" shall mean the effective date of the Initial Public Offering, provided that the Plan had been approved by the stockholders of the Company prior to the Initial Public Offering.

         (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         (o) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

         (p) The "Fair Market Value" of a share of Stock as of a particular date shall mean the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange.

         (q) "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

         (r) "Initial Public Offering" shall mean the initial public offering of shares of Stock of the Company, as more fully described in the preliminary Registration Statement on Form S-1 in tended to be filed with the Securities and Exchange Commission on or about December 23, 1998, as such Registration Statement may be amended from time to time.

         (s) "Issue Date" shall mean the date established by the Company on which certificates representing Restricted Stock shall be issued by the Company pursuant to the terms of Section 8(e).

         (t) "Non-Employee Director" shall mean a member of the Board who is not and has never been an employee of the Company.

         (u) "Non-Qualified Option" shall mean an Option other than an Incentive Stock Option.

         (v) "Option" shall mean an option to purchase a number of shares of Stock granted pursuant to Section 7.

         (w)  "Other Stock-Based Award" shall mean an award granted pursuant to
              Section 9 hereof.

         (x) "Partial Exercise" shall mean an exercise of an Award for less than the full extent permitted at the time of such exercise.

         (y) "Participant" shall mean (1) an employee, consultant or Non-Employee Director of the Company to whom an Award is granted hereunder and (2) any such persons successors, heirs, executors and administrators, as the case may be, in such capacity.

         (z) "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income,
              (ii) operating profit, (iii) return on equity, as sets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

         (aa) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company,
              (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Stock of the Company.

         (bb) "Plan" means the priceline.com 1999 Omnibus Plan, as amended from time to time.

         (cc) "Reload Option" shall mean a Non-Qualified Stock Option granted pursuant to Section 7(c)(5).

         (dd) "Restricted Stock" shall mean a share of Stock which is granted pursuant to the terms of Section 8 hereof and which is subject to the restrictions set forth in Section 8(c).

         (ee) "Rule 16b-3" shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

         (ff) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

         (gg) "Stock" means shares of the common stock, par value $.01 per share, of the Company.

         (hh) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         (ii) "Vesting Date" shall mean the date established by the Committee on which Restricted Stock may vest.

3.       STOCK SUBJECT TO THE PLAN.

         The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan shall be 25,375,000 shares, subject to adjustment as provided herein. No more than 7,500,000 shares of Stock may be awarded in respect of Options, no more than 2,500,000 shares of Stock may be awarded in respect of Restricted Stock and no more than 5,000,000 shares of Stock may be awarded in respect of Other Stock-Based Awards to a single individual in any given year during the life of the Plan, which amounts shall be subject to adjustment as provided herein. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

         Except as provided in an Award Agreement, in the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of Awards under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards,
(iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) the Performance Goals and (v) the individual limitations applicable to Awards.

4.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, with out limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         The Committee may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, (b) accelerate the Vesting Date or waive any condition imposed hereunder with respect to any Restricted Stock and (c) otherwise adjust any of the terms applicable to any Award; provided, however, in each case, that in the event of the occurrence of a Change in Control, the provisions of Section 10 hereof shall govern vesting and exercisability schedule of any Award granted hereunder.

         No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify (to the extent permitted under Delaware law) and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.       ELIGIBILITY.

         Incentive Stock Options shall be granted only to key employees (including officers and directors who are also employees) of the Company, its parent or any of its Subsidiaries. All other Awards may be granted to officers, independent contractors, key employees and non-employee directors of the Company or of any of its Subsidiaries and Affiliates.

6.       AWARDS UNDER THE PLAN; NON-EMPLOYEE DIRECTOR GRANTS

         (a) Grants. The Committee may grant Options, Restricted Stock and Other Stock-Based Awards to Participants in such amounts and on such terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its sole and absolute discretion.

         (b) Non-Employee Director Grants. Unless determined otherwise by the Committee in its sole and absolute discretion, and without further action by the Board or the stockholders of the Company, each Non-Employee Director shall, subject to the terms of the Plan, be granted a Non-Qualified Option to purchase (1) 20,000 shares of Stock as of the date the Non-Employee Director begins service as a Non-Employee Director and (2) an additional Option to purchase 10,000 shares of Stock as of the first business day following each annual meeting of stockholders of the Company, provided that the individual is a Non-Employee Director on such date. Unless otherwise determined by the Committee at the time of grant, each such Option shall be for a ten
         (10) year term, shall become exercisable as to one-third of the shares subject to the Option on the first anniversary of the date of grant and as to the balance monthly in equal installments over the next twenty-four months following such first anniversary, shall be granted at a per share exercise price equal to the Fair Market Value and otherwise be in accordance with Section 7 of this Plan.

         (c) Agreements. Each Award granted under the Plan shall be evidenced by an Agreement that shall contain such provisions as the Committee may, in its sole and absolute discretion, deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all terms and provisions of the Plan and the applicable Agreement.

         (d) Notwithstanding the above, no grants under Section (b) above shall be made to the extent it would exceed the limitations set forth in
         Section 3 of the Plan with any grants then due being cut back pari passu and such non-made grants automatically being made at such time as they may be made under Section 3 (other than as a result of an amendment thereof).

7.       OPTIONS.

         (a) IDENTIFICATION OF OPTIONS. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Non-Qualified Option.

         (b) EXERCISE PRICE. Each Agreement with respect to an Option shall set forth the exercise price per share of Stock payable by the grantee to the Company upon exercise of the Option. The exercise price per share of Stock shall be determined by the Committee; provided, however, that in no case shall an Option have an exercise price per share of Stock that is less than the Fair Market Value of a share of Stock on the date the Option is granted.

         (c) TERM AND EXERCISE OF OPTIONS.

                (1) Unless the applicable Agreement provides otherwise, an Option shall become cumulatively exercisable as to 33 1/3% percent of the Units covered thereby on each of the first, second and third anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Option shall be exercisable more than 10 years after the date of grant. Unless the applicable Agreement provides otherwise and except in the event of a Change in Control, no Option shall be exercisable prior to the first anniversary of the date of grant.

                (2) An Option may be exercised for all or any portion of the Stock as to which it is exercisable, provided that no Partial Exercise of an Option shall be for an aggregate exercise price of less than $100.00. The Partial Exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

                (3) An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Agreement, shall specify the number of shares of Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option. Payment for Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash or by personal check, certified check, bank cashier's check or wire transfer; (ii) subject to the approval of the Committee, in Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (iii) subject to the approval of the Committee, by such other provision as the Committee may from time to time authorize.

                (4) Certificates for Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other per son entitled to receive such Stock, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

                (5) The Committee shall have the authority to specify, at the time of grant or, with respect to Non-Qualified Options, at or after the time of grant, that a Participant shall be granted a new Non-Qualified Option (a "Reload Option") for a number of shares of Stock equal to the number of shares of Stock surrendered by the Participant upon exercise of all or a part of an Option in the manner described in
                      Section 7(c)(3)(ii) above, subject to the availability of Stock under the Plan at the time of such exercise; provided, however, that no Reload Option shall be granted to a Non-Employee Director. Reload Options shall be subject to such conditions as may be specified by the Committee in its discretion, subject to the terms of the Plan.

         (d)  LIMITATIONS ON INCENTIVE STOCK OPTIONS.

                (1) To the extent that the aggregate Fair Market Value of Stock of the Company with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Subsidiary) shall exceed $100,000, such Options shall be treated as Non-Qualified Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

                (2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant; such individual owns (or is attributed to own by virtue of the Code) Stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any Subsidiary unless (i) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

         (e)  EFFECT OF TERMINATION OF EMPLOYMENT.

                (1) Unless the applicable Agreement provides otherwise, in the event that the employment, directorship or consultancy (together, hereinafter referred to as "employment") of a Participant with the Company shall terminate for any reason other than Cause, Disability or death, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90 day period described in this Section 7(e)(1) shall be extended to one year from such termination, in the event of the Participant's death during such 90 day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

                (2) Unless the applicable Agreement provides otherwise, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

                (3) In the event of the termination of a Participant's employment for Cause, all out standing Options granted to such Participant shall expire as of the commencement of business on the date of such termination.

8.       RESTRICTED STOCK.

         (a) ISSUE DATE AND VESTING DATE. At the time of the grant of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares of Restricted Stock. The Committee may divide such shares of Restricted Stock into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 8(e). Provided that all conditions to the vesting of Restricted Stock imposed pursuant to Section 8(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to Restricted Stock, such Restricted Stock shall vest and the restrictions of Section 8(c) shall lapse.

         (b) CONDITIONS TO VESTING. At the time of the grant of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock as it, in its absolute discretion, deems appropriate, including the attainment of Performance Goals.

         (c) RESTRICTIONS ON TRANSFER PRIOR TO VESTING. Prior to the vesting of any Restricted Stock, no transfer of a Participant's rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Stock, and all of the rights related thereto, shall be forfeited by the Participant.

         (d) DIVIDENDS ON RESTRICTED STOCK. The Committee in its discretion may require that any dividends or distributions paid on Restricted Stock be held in escrow until all restrictions on such Restricted Stock has lapsed.

         (e)  ISSUANCE OF CERTIFICATES.

                (1) Reasonably promptly after the Issue Date with respect to Restricted Stock, the Company shall cause to be issued a certificate, registered in the name of the Participant to whom such shares of Restricted Stock were granted, evidencing such shares of Restricted Stock; provided that the Company shall not cause such a certificate to be issued unless it has received a power of attorney duly endorsed in blank with respect to such shares of Restricted Stock. Each such certificate shall bear the following legend:

                         THE TRANSFERABILITY OF THIS CERTIFICATE AND THE STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PRICELINE.COM 1999 OMNIBUS PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH STOCK AND PRICELINE.COM. A COPY OF THE 1999 OMNIBUS PLAN AND AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                      Such legend shall not be removed until such Stock vests pursuant to the terms hereof.

                (2) Each certificate issued pursuant to this Section 8(e), together with the powers relating to the Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

         (f) CONSEQUENCES OF VESTING. Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(c) shall lapse with respect to such Restricted Stock. Reasonably promptly after any Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares of Restricted Stock were granted a certificate evidencing such Stock, free of the legend set forth in Section 8(e).

         (g) EFFECT OF TERMINATION OF EMPLOYMENT. Subject to such other provision as the Committee may set forth in the applicable Agreement, and to the Committee's amendment authority pursuant to
              Section 4, upon the termination of a Participant's employment for any reason other than Cause, any and all Stock to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company; provided that if the Committee, in its sole discretion, shall within thirty (30) days after such termination of employment notify the Participant in writing of its decision not to terminate the Participant's rights in such shares of Stock, then the Participant shall continue to be the owner of such shares of Stock subject to such continuing restrictions as the Committee may prescribe in such notice. In the event of a forfeiture of Stock pursuant to this section, the Company shall repay to the Participant (or the Participant's estate) any amount paid by the Participant for such shares of Stock. In the event that the Company requires a return of Stock, it shall also have the right to require the return of all dividends or distributions paid on such Stock, whether by termination of any escrow arrangement under which such dividends or distributions are held or otherwise.

                (1) In the event of the termination of a Participant's employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends or distributions paid on such shares of Stock, in return for which the Company shall repay to the Participant any amount paid by the Participant for such shares of Stock.

         (h) SPECIAL PROVISIONS REGARDING AWARDS. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 8 to Executive Officers may be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of Performance Goals pre-established by the Committee.

9.       OTHER STOCK-BASED AWARDS.

         Other forms of Awards valued in whole or in part by reference to, or otherwise based on, shares of Stock ("Other Stock-Based Awards") may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Stock to be granted pursuant to such Other Stock-Based Awards and all other conditions of such Other Stock-Based Awards, including the attainment of Performance Goals.

10.      CHANGE IN CONTROL.

         Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, any Award issued prior to April 25, 2000 carrying a right to exercise that was not previously exercisable and vested, shall become fully exercisable and vested and the restriction and forfeiture conditions applicable to any other such Award shall lapse and such Award shall be deemed fully vested. In the case of any Award made on or after the aforesaid date, no acceleration of exercisability, vesting or lapsing shall occur on a Change in Control except to the extent, if any, provided in the specific Award Agreement or as otherwise determined by the Committee or the Board. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, the purchaser(s) of the Company's assets or stock may, in his, her, or its discretion, deliver to the holder of an Award the same kind of consideration that is delivered to the stockholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding Options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the higher of (i) the Fair Market Value of those shares of Stock or other securities the holder of such Option would have received had the Option been exercised and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the exercise price there for, and (ii) the Fair Market Value of those shares of Stock or other securities the holder of the Option would have received had the Option been exercised and no disposition of the shares acquired upon such exercise been made immediately following such sale, conveyance or Change in Control, less the exercise price therefor.

         Upon dissolution or liquidation of the Company, all Options and other Awards granted under this Plan shall terminate, but each holder of an Option shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Option to the extent then exercisable.

11.      RIGHTS AS A STOCKHOLDER.

         No person shall have any rights as a stockholder with respect to any shares of Stock covered by or relating to any Award until the date of issuance of a certificate with respect to such shares of Stock. Except as otherwise expressly provided in Section 3(b), no adjustment to any Award shall be made for dividends or other rights prior to the date such certificate is issued.

12.      NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD.

         Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

         No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

13.      SECURITIES MATTERS.

         (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Stock pursuant to the terms hereof, that the recipient of such shares of Stock make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

         (b) The transfer of any shares of Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares of Stock is in compliance with all applicable laws, regulations of governmental authority, the requirements of any securities exchange on which shares of Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of Stock hereunder in order to allow the issuance of such Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.      WITHHOLDING TAXES.

         Whenever shares of Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock having a value equal to the amount of tax to be withheld. Such shares of Stock shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is deter mined (the "Tax Date"). Fractional shares of Stock amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the Stock to be delivered pursuant to an Award.

15.      NOTIFICATION OF ELECTION UNDER SECTION 83(B) OF THE CODE.

         If any Participant shall, in connection with the acquisition of Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and a notification required pursuant to regulation issued under the authority of Section 83(b) of the Code.

16.      NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(B) OF THE
         CODE.

         Each Participant shall notify the Company of any disposition of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

17.      AMENDMENT OR TERMINATION OF THE PLAN.

         The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or is otherwise required by law or applicable stock exchange requirements. Awards may be granted under the Plan prior to the receipt of such approval but each such grant shall be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant's rights under any outstanding Award.

18.      TRANSFERS UPON DEATH; NONASSIGNABILITY.

         Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant's estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

         During a Participant's lifetime, the Committee may permit the transfer, assignment or other encumbrance of an outstanding Option unless (y) such Option is an Incentive Stock Option and the Committee and the Participant intend that it shall retain such status, or (z) such Option is meant to qualify for the exemptions available under Rule 16b-3, nontransferability is necessary under Rule 16b-3 in order for the award to so qualify and the Committee and the Participant intend that it shall continue to so qualify. Subject to any conditions as the Committee may prescribe, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

19.      EXPENSES AND RECEIPTS.

         The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

20.      FAILURE TO COMPLY.

         In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

21.      EFFECTIVE DATE AND TERM OF PLAN.

         The Plan became effective on the Effective Date and, unless earlier terminated by the Board, the right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

22.      APPLICABLE LAW.

         Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

23.      PARTICIPANT RIGHTS.

         No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by any award until the date of the issuance of a certificate or certificates to him or her for such shares of Stock.

24.      UNFUNDED STATUS OF AWARDS.

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any

Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

25.      BENEFICIARY.

         A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

26.      INTERPRETATION.

         The Plan is designed and intended to comply with Rule l6b-3 and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

27.      SEVERABILITY.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

                                                                     Appendix C


                           priceline.com INCORPORATED
                             AUDIT COMMITTEE CHARTER


Overseeing the Company's relationship with the independent auditors, including discussing with the auditors the overall scope, plans and fees of the audit, receiving and reviewing audit reports, and providing the auditors full access to the Committee to report on any and all appropriate matters.

Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the Company's Quarterly earnings announcements, and (3) the results of the review of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

Reviewing internal controls, including any internal audit activities and discussing with management and the independent auditors the results of such review.

Discussing with management and the independent auditors the quality and adequacy of, and compliance, with the Company's internal controls.

Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurances as to the financial statements and other financial information provided by the Company to its shareholders and others.

RESPONSIBILITIES:

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

- Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee as representatives of the shareholders.

- Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

- Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.

- Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 as may be modified or supplemented and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

- Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

ROLE AND ORGANIZATION

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, and the composition of the Committee shall comply with the rules of National Association of Securities Dealers, Inc. ("NASD") with regard to the independence and financial literacy of Committee members, and financial and accounting expertise as to at least one Committee member.

The Committee shall maintain free and open communication with the independent auditors, any internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may also retain outside counsel, auditors or other advisors if the Committee deems it necessary or appropriate.

One member of the Committee shall be appointed as chair by the Board. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, approving agendas and making regular reports to the Board. The chair will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the lead independent audit partner. At least once each year the Committee shall have separate private meetings with the independent auditor.



Adopted:    April 24, 2000

                                  Priceline.com

                           priceline.com Incorporated

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2001

The undersigned hereby appoints JEFFERY H. BOYD and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated (the "Company") to be held on Monday, May 21, 2001, at 2:00 p.m. local time, at Doubletree Club Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

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                             *FOLD AND DETACH HERE*

THE BOARD OF  DIRECTORS  RECOMMENDS A VOTE FOR EACH OF      Please mark     |X|
THE NOMINEES FOR DIRECTOR  LISTED BELOW.                    your votes as
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS      indicated in
2 AND 3.                                                    this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS
2 AND 3.

Proposal 1: To elect ten directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

              FOR all nominees                  WITHHOLD
             listed to the right                AUTHORITY
              (except as marked         to vote for all nominees
              to the contrary)            listed to the right

                    |_|                            |_|


Nominees: Richard S. Braddock, Daniel H. Schulman, Paul A. Allaire, Ralph M. Bahna, Paul J. Blackney, William E. Ford, Marshall Loeb, N.J. Nicholas, Jr., Nancy B. Peretsman and Ian F. Wade

To withhold authority to vote for any nominee, write that nominee's name below:

--------------------------------------------------------------------------------


Proposal 2: To approve amendments to the priceline.com Incorporated 1999 Omnibus
            Plan increasing the number of shares of Company common stock with respect to which awards may be granted to 35,375,000 shares from 25,375,000 shares and increasin

            FOR           AGAINST         ABSTAIN

            |_|             |_|             |_|


Proposal 3: To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2001.g the number of shares of Company common stock subject to the annual stock options granted to non-employee directors from 10,000 to 20,000

            FOR           AGAINST         ABSTAIN

            |_|             |_|             |_|

"By checking the box to the right, I consent to future access of the      |_|
Annual Report, Proxy Statements prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility."

                                                                     WILL ATTEND
To help our preparations for the meeting, please check here if you       |_|
plan to attend


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Signature ___________________ Signature _____________________ Date _____________

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
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                        *FOLD AND DETACH HERE*